EXHIBIT 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Completes the Sale of its Remaining North American Coal Business

CLEVELAND - Dec. 22, 2015 - Cliffs Natural Resources Inc. (NYSE: CLF) has closed the sale of its remaining coal business, Pinnacle Mine in West Virginia and Oak Grove Mine in Alabama, to Seneca Coal Resources, LLC. Cliffs values the transaction at closing at $268 million based on Seneca Coal assuming all liabilities of the business. Additionally, Seneca Coal may pay Cliffs an earn out of up to $50 million contingent upon the terms of a revenue sharing plan which extends through the year 2020.

Lourenco Goncalves, Cliffs’ Chairman, President and Chief Executive Officer said, “The sale of Pinnacle and Oak Grove to Seneca Coal marks Cliffs’ exit from the coal business, and represents another very important step in the implementation of our US iron ore pellet-centric, environmentally compliant strategy. We are pleased to have found a buyer that was able to agree on a transaction that not only brings real value to Cliffs shareholders, but will also preserve jobs for the exceptional people at these two mines.” Mr. Goncalves added: “I commend the Cliffs’ coal operations team for an outstanding job achieving great safety, production and quality results, preserving the value of our coal business in light of the many headwinds the industry has faced over this past year. This transaction was only made possible due to the high quality of our people at the coal mines, and I wish them the very best as they move forward with Seneca Coal.”

Cliffs said that the transaction closed upon signing of the deal on Dec. 22, 2015. The Company stated that the deal structure is a sale of the equity interests of Cliffs’ remaining coal business which includes the legal entities of Cliffs North American Coal LLC; Pinnacle Mining Company, LLC; Pinnacle Land Company, LLC; Oak Grove Resources, LLC; Oak Grove Land Company, LLC; and Beard Pinnacle, LLC.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency. News releases and other information on the Company are available at http://www.cliffsnaturalresources.com.

About Seneca Coal
Seneca Coal Resources, LLC is affiliated with West Virginia based ERP Compliant Fuels, LLC (“ERP”). Seneca plans to produce 4.4 million tons of metallurgical coal in 2016 and employ 811 people in West Virginia and Alabama. ERP is engaged in rebalancing the supply of domestic coal through the purchase, reclamation, and retirement of 135 mining permits in 5 states. ERP is actively marketing the sale of “Compliant Fuel”, which bundles reforestation carbon credits with coal sales, to reduce the rate of growth in atmospheric carbon dioxide. With the Seneca purchase ERP will operate three underground longwall mines, producing over 8 million tons of thermal and metallurgical coal annually.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and

CLIFFS NATURAL RESOURCES INC. 200 PUBLIC SQUARE SUITE 3300 CLEVELAND, OH 44114-2544

expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; availability of capital and our ability to maintain adequate liquidity; uncertainty or weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, reduced market demand and any change to the economic growth rate in China; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions, renewals or new arrangements; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; the impact of our customers reducing their steel production or using other methods to produce steel; our ability to successfully execute an exit option for our Canadian Entities that minimizes the cash outflows and associated liabilities of such entities, including the CCAA process; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual levels of capital spending; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and the risk factors identified in Part I - Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Contact:
Patricia Persico
Director, Global Communications
(216) 694-5316
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CLIFFS NATURAL RESOURCES INC. 200 PUBLIC SQUARE SUITE 3300 CLEVELAND, OH 44114-2544